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United Technologies Corporation

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United Technologies Corporation United Technologies Building Hartford, CT 06101

Dear Shareowner:

Last year I wrote to UTC’s larger investors and met with a number of you to review two shareowner sponsored resolutions which we believed would have had a negative impact on the proven compensation practices and corresponding shareowner value increases at UTC. Neither received a majority vote at last year’s Annual Meeting.

This year we have received another compensation related proposal from an officer of the Teamsters Union Local at Sikorsky Aircraft’s principal Connecticut facility, substantially similar to the one brought last year by this individual.

The Teamsters proposal and the Board’s response are set out on pages 38 and 39 of UTC’s 2008 Proxy Statement. Principal elements of the proposal include setting executive compensation targets “at or below the peer group median” and to provide for payouts only “when the Company’s performance ……exceeds peer group median performance.” The latter is especially troubling since it would distinguish UTC from market practice which we believe generally provides for target payouts at target performance levels. In effect, under the proposal UTC would not be providing compensation when peers would.

The Board agrees with the principle included in the proposal that, “[I]t is imperative that compensation plans for senior executives be designed and implemented to promote long term corporate value.” UTC believes its executive compensation system already does this and has for many years. The measures of success are included in the Board’s response, where we note that UTC’s Total Shareowner Return (TSR) has decisively outperformed that of both the Dow Jones Industrials and the S&P 500 over periods of the last 5, 10, and 15 years. For one example, UTC’s TSR exceeded that of the Dow Jones Industrials by five times over the decade ended 12/31/07 and ranked first in that population.

Further data on UTC’s performance are included in the attached charts. The first two demonstrate UTC’s high rank on revenue and earnings per share growth since 2000, both against UTC’s peer population. The third shows TSRs for UTC, peers, and the market indices. The fourth amply demonstrates that long term earnings per share growth drives share price progression and that UTC has performed exceptionally well on both. The Board believes UTC’s executive compensation system, proven over this entire period, is substantially responsible.

I will be seeking again this year to meet with a number of larger investors and will be glad to discuss this matter as you determine. We believe this proposal is particularly adverse to UTC because it would misalign our proven executive compensation system with market practice.

The Board recommends that shareowners vote against this proposal.

Sincerely yours,

George David

Chairman and Chief Executive Officer

REVENUE GROWTH

2000-2007

Peer companies adjusted for discontinued operations based upon company filings

TYC growth shown is average annual growth of pre spin-off TYC for ‘00-’06 and post spin-off TYC for ‘06-’07

EARNINGS PER SHARE GROWTH

2000-2007

Peer companies adjusted for discontinued operations, accounting changes, and significant one time items

TYC & TT growth shown are average annual growth of pre spin-off (‘00-’06) and post spin-off (‘06-’07) entities

PERFORMANCE

Cumulative shareholder return

UTC

EPS vs share price growth